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Report of Independent Auditors

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the fiscal year ended December 31, 2001

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                          to

Commission File Number 1-6049

        A.    Full title of the plan and address of the plan, if different from that of the issuer named below: Target Corporation 401(k) Plan.

        B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

TARGET CORPORATION
1000 Nicollet Mall
Minneapolis, Minnesota 55403

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, Nos. 333-27435 and 333-86373) pertaining to the Target Corporation 401(k) Plan of our report dated March 29, 2002, with respect to the financial statements and schedules of the Target Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 15, 2002

TARGET CORPORATION 401(k) PLAN

Audited Financial Statements and Schedules
Years Ended December 31, 2001 and 2000

Target Corporation 401(k) Plan

Audited Financial Statements and Schedules

Years Ended December 31, 2001 and 2000

Report of Independent Auditors

The Board of Directors
Target Corporation

We have audited the accompanying statements of net assets available for benefits of the Target Corporation 401(k) Plan (the Plan) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes at end of year as of December 31, 2001, and reportable transactions for the year then ended are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan's management. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

March 29, 2002

Target Corporation 401(k) Plan

Statement of Net Assets Available for Benefits
(In 000s)

December 31, 2001

	Total	Participant Directed Funds	Non-Participant Directed Employer Match Funds
Assets
Receivables:
Participants' 401(k) and after-tax contributions	$282	$282	$—
Employer contribution	193	—	193
Interest	2,138	2,121	17

Total receivables	2,613	2,403	210
Cash	986	—	986
Investments	3,776,857	2,175,059	1,601,798

Total assets	3,780,456	2,177,462	1,602,994
Liabilities
Expenses payable	1,253	715	538
Withdrawals payable to participants	313	276	37

Total liabilities	1,566	991	575

Net assets available for benefits	$3,778,890	$2,176,471	$1,602,419

See accompanying notes.

Target Corporation 401(k) Plan
Statement of Net Assets Available for Benefits
 (In 000s)

December 31, 2000

	Total	Participant Directed Funds	Non-Participant Directed Employer Match Funds
Assets
Interfund receivable/(payable)	$—	$206	$(206)
Receivables:
Participants' 401(k) and after-tax contributions	2,416	2,416	—
Employer contribution	1,393	—	1,393
Interest	1,932	1,903	29
Securities sold but not settled	3,077	1,204	1,873

Total receivables	8,818	5,523	3,295
Cash	250	—	250
Investments	3,207,557	1,922,419	1,285,138

Total assets	3,216,625	1,928,148	1,288,477
Liabilities
Expenses payable	718	528	190
Withdrawals payable to participants	119	70	49

Total liabilities	837	598	239

Net assets available for benefits	$3,215,788	$1,927,550	$1,288,238

See accompanying notes.

Target Corporation 401(k) Plan
Statement of Changes in Net Assets Available for Benefits
 (In 000s)
Year Ended December 31, 2001

	Total	Participant Directed Funds	Non-Participant Directed Employer Match Funds
Participants' 401(k) and after-tax contributions	$168,296	$168,296	$—
Employer contributions	96,790	—	96,790
Investment income:
Interest (net)	29,752	28,321	1,431
Dividends	13,894	5,334	8,560

Total investment income	43,646	33,655	9,991

	308,732	201,951	106,781
Distributions to participants	(257,293)	(178,176)	(79,117)
Trustee fees	(1,076)	(743)	(333)
Administration fees	(7,568)	(5,424)	(2,144)

	(265,937)	(184,343)	(81,594)
Net realized and unrealized appreciation in fair value of investments	520,307	182,358	337,949
Interfund transfers	—	48,955	(48,955)

Net increase	563,102	248,921	314,181
Net assets available for benefits at beginning of year	3,215,788	1,927,550	1,288,238

Net assets available for benefits at end of year	$3,778,890	$2,176,471	$1,602,419

See accompanying notes.

Target Corporation 401(k) Plan

Statement of Changes in Net Assets Available for Benefits
 (In 000s)

Year Ended December 31, 2000

	Total	Participant Directed Funds	Non-Participant Directed Employer Match Funds
Participants' 401(k) and after-tax contributions	$158,705	$158,705	$—
Employer contributions	88,568	—	88,568
Investment income:
Interest (net)	27,822	26,461	1,361
Dividends	13,773	5,439	8,334

Total investment income	41,595	31,900	9,695

	288,868	190,605	98,263
Distributions to participants	(253,831)	(174,611)	(79,220)
Trustee fees	(790)	(451)	(339)
Administration fees	(5,986)	(3,933)	(2,053)

	(260,607)	(178,995)	(81,612)
Net realized and unrealized depreciation in fair value of investments	(311,779)	(115,483)	(196,296)
Interfund transfers	—	37,070	(37,070)

Net decrease	(283,518)	(66,803)	(216,715)
Net assets available for benefits at beginning of year	3,499,306	1,994,353	1,504,953

Net assets available for benefits at end of year	$3,215,788	$1,927,550	$1,288,238

See accompanying notes.

Target Corporation 401(k) Plan

Notes to Financial Statements

December 31, 2001

1.    Description of the Plan

Employees of Target Corporation (the Company) who meet certain eligibility requirements of age, length of service and hours worked per year can participate in the Plan. Under the terms of the Plan, participants can invest up to 20% of their current gross cash compensation in the Plan, within ERISA limits, in any combination of before-tax and/or after-tax contributions.

Participants identified as "highly-compensated," as defined by ERISA, are not allowed to make after-tax contributions and are limited to contributions of up to 5% of gross cash compensation (to a limit of $170,000 of compensation for 2001 and 2000) on a before-tax basis for 2001 and 2000, subject to certain IRS limitations.

The Company matches 100% of all participants' 401(k) and after-tax contributions up to 5% of each participant's gross cash compensation. Through December 31, 2001, the Company's contributions to the Plan were invested in Company stock. These contributions are reflected in the column titled "Non-Participant Directed Employer Match Funds" on the financial statements.

Participants vest 33% in the employer-matching contributions after having been in the Plan one year and an additional 33% in each of the next two years, fully vesting after three years. Participant contributions are fully vested at all times. Participants who leave the Plan forfeit unvested Company contributions which are used to reduce future Company contributions. For the years ended December 31, 2001 and 2000, forfeitures were $5.175 million and $4.728 million, respectively.

Participants may receive benefits upon termination, death, disability, or retirement as either a lump-sum amount equal to the vested value of his or her account, or in installments, subject to certain plan restrictions. Participants may also withdraw some or all of their account balances prior to termination, subject to certain plan restrictions.

Expenses, including fund management fees (which are netted against investment interest income), trustee fees, monthly processing costs (including recordkeeping fees), quarterly statement preparation and distribution and other third party administrative expenses are the significant expenses paid by the Plan.

Participants are entitled to apply for up to two loans from the Plan, one for the purchase of a primary residence, the other a general purpose loan, subject to certain restrictions, as defined in the Plan. Repayment of loans, including interest, is allocated to participants' investment accounts in accordance with each participant's investment election in effect at the time of the repayment.

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

For more detailed information regarding the Plan, participants may refer to the Summary Plan Description (SPD) available from the Company.

2.    Accounting Policies

Accounting Method

All investments are carried at fair market value except fully benefit responsive investment contracts which are stated at contract value. Contract value represents contributions made under the contract, plus interest at the contract rate, less funds used to pay Plan benefits. Common stock is valued at the quoted market price on the last business day of the Plan year. Collective investment fund values are based on the fair value of the underlying securities (as determined by quoted market prices) as of the last business day of the Plan year. The Company's preferred stock (see Note 4) was valued on a daily basis by an outside consulting firm and was based primarily on the market price of the Company's common stock. Participant loans are valued at the unpaid principal balance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

3.    Investments (in 000s)

The Plan allows participants to choose from among 12 investment funds. Participants may change their fund designations for past and future contributions on a daily basis.

The yield on the Plan's investment contracts for the years ended December 31, 2001 and 2000 ranged from 6.45% to 6.96% and 6.39% to 6.89%, respectively. Fair value of the investment contracts was estimated to be approximately 104% and 102% of contract value for years ended December 31, 2001 and 2000, respectively. Fair value was estimated by discounting future cash flows under the contracts at current interest rates for similar investments with comparable terms. Under the contracts, the issuer does not guarantee payment of withdrawals at contract value as a result of premature termination of the contract by the Plan or upon Plan termination.

Fair value for synthetic contracts was estimated based on the market values of the underlying securities. Related wrap instruments for synthetic contracts were valued at the difference between the fair value of the underlying securities and the contract value attributable by the wrapper to such assets.

The Plan's investments are held by State Street Bank, the Trustee. The Plan's investments, including investments bought, sold, as well as held during the year, appreciated (depreciated) in fair value as follows:

Net Appreciation (Depreciation) in Fair Value During Year
Year ended December 31, 2001:
Collective investment funds	$(50,168)
Target Corporation Common Stock	570,475

$520,307

Year ended December 31, 2000:
Collective investment funds	$(49,192)
Target Corporation Common Stock	756,198
Target Corporation Convertible Preferred Stock (See Note 4 regarding stock conversion)	(1,018,785)

$(311,779)

The fair value of individual investments representing 5% or more of the Plan's net assets is as follows:

	December 31
	2001	2000
Target Corporation Common Stock	$2,542,746	$2,104,600
State Street Bank & Trust Co. Flagship S&P 500 Index Fund	262,271	309,144
Norwest Bank Minnesota, N.A. Stable Return Fund	210,048	*
AIG Financial Products Group Annuity Contract No. 130221	194,815	179,282
Pacific Mutual Life Insurance Co. Group Annuity Contract No. 26255	193,472	178,024
*
Does not exceed 5% of net assets at December 31, 2000.

4.    Transactions With Parties-in-Interest

During the years ended December 31, 2001 and 2000, the Plan engaged in the following transactions related to the Company's Common Stock:

	2001	2000
	(In 000s)
Number of common shares purchased	6,952	8,726
Cost of common shares purchased	$246,326	$264,353
Number of common shares sold	9,834	7,360
Market value of common shares sold	$362,510	$247,091
Cost of common shares sold	$148,725	$101,301
Number of common shares distributed in kind	435	710
Market value of common shares distributed in kind	$15,581	$21,897
Cost of common shares distributed in kind	$6,632	$8,610
Dividends received (non-pass-through)	$5,174	$5,712

During 2000, the Company distributed to shareholders one additional share of common stock for each share owned, resulting in a two-for-one common stock split. All share amounts in this report reflect the split.

The Plan includes an employee stock ownership feature. In 1990, the Plan purchased 438,353 shares of Series B ESOP Convertible Preferred Stock from the Company at a price of $864.60 per share. The Preferred Stock was purchased with the proceeds of a $379 million, 9% note payable to the Company. The note had interest payable quarterly and the principal balance was paid in full in June 1998. Annual principal payments were made to comply with ERISA regulations. Starting November 1998, 3,734 shares of Series B-1 ESOP Preferred Stock were issued and allocated to the Plan for the remainder of that year. Series B-1 Stock had the same preferences and rights as Series B Stock. As of December 31, 2001 and 2000, the Plan held no Series B-1 Stock.

The original issue value of the Preferred Stock ($864.60 per share) was guaranteed by the Company with each share convertible into 60 shares of the Company's Common Stock. The ESOP Preferred Shares had voting rights equal to the equivalent number of shares of Common Stock and were entitled to cumulative dividends of $56.20 per share each year. At December 31, 1999, 442,087 shares of Preferred Stock were allocated to participant accounts, 126,994 shares were converted and no shares were unallocated. The Company was also required to contribute to the Plan to guarantee the difference in the value of the Preferred Shares versus the value of the converted Common Shares upon withdrawal and distribution from the Plan. On January 11, 2000, all preferred shares were converted at the discretion of the trustee, into common shares. The conversion had no impact on net assets available for benefits.

During 2001 and 2000, the Plan received match-related dividends of $8.560 million and $8.334 million, respectively, on Target Corporation Common Stock.

5.    Reconciliation of Financial Statements to Form 5500 (in 000s)

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2001	2000
Net assets available for benefits per the financial statements	$3,778,890	$3,215,788
Amounts payable to terminating participants	(1,200)	(1,437)

Net assets available for benefits per the Form 5500	$3,777,690	$3,214,351

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31, 2001
Benefits paid to participants per the financial statements	$257,293
Subtract amounts payable to terminating participants at December 31, 2000	(1,437)
Add amounts payable to terminating participants at December 31, 2001	1,200

Benefits paid to participants per the Form 5500	$257,056

6.    Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated September 12, 2001, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax exempt.

Schedules

Target Corporation 401(k) Plan

EIN: 41-0215170
Plan #002

Schedule H, Line 4i – Schedule of Assets Held for
Investment Purposes at End of Year

December 31, 2001

Face Amount or Number of Shares/Units	Identity of Issue and Description of Investment		Cost	Current Value
CASH EQUIVALENTS
$4,522,522	*	State Street Bank & Trust Co. Short Term Investment Fund	$4,522,522	$4,522,522
GROUP ANNUITY CONTRACTS
194,814,940		American International Life Group (AIG) Financial Products Group Annuity Contract No. 130221, 6.38%, due 12/31/02	194,814,940	194,814,940
	–	Blackrock Financial Management, Inc. Managed Synthetic Guaranteed Investment Contract Wrap Instruments for AIL GAC No. 130221	(6,743,770)	(6,743,770)
193,471,840		Pacific Mutual Life Insurance Co. Group Annuity Contract No. 26255, 1.0%, due 1/01/10	193,471,840	193,471,840
	–	Goldman Sachs Managed Synthetic Guaranteed Investment Contract Wrap Instrument for Pacific Mutual GAC No. 26255	(7,256,831)	(7,256,831)

	TOTAL GROUP ANNUITY CONTRACTS		374,286,179	374,286,179
COLLECTIVE INVESTMENT FUNDS
6,516,567		Norwest Bank Minnesota, N.A. Stable Return Fund	203,688,118	210,048,461
1,731,389		Norwest Bank Minnesota, N.A. Managed Synthetic Fund	20,000,000	22,339,015
1,318,968	*	State Street Bank & Trust Co. Flagship S&P 500 Index Fund	198,611,548	262,271,475
4,321,197	*	State Street Bank & Trust Co. Bond Market Index Fund	56,836,061	64,027,171
8,576,825	*	State Street Bank & Trust Co. Russell 3000 Fund	80,543,112	72,757,211
4,413,608	*	State Street Bank & Trust Co. Russell 2000 Fund	62,575,370	66,327,701
2,474,542	*	State Street Bank & Trust Co. EAFE Series A	31,439,982	26,915,589
1,408,808	*	State Street Bank & Trust Co. Daily EAFE	14,923,516	12,449,634
608,153		Barclays Global Investors U.S. Tactical Asset Allocation Fund F	9,852,492	9,785,177

612,729	*	State Street Bank & Trust Co. Emerging Market Stock Fund	4,615,810	4,129,182
3,950,248		Barclays Global Investors Growth Equity Fund F	39,666,752	33,814,125
2,065,386		Barclays Global Investors Value Equity Fund F	21,995,977	20,819,088

	TOTAL COLLECTIVE INVESTMENT FUNDS		744,748,738	805,683,829
COMMON STOCK
61,942,646	*	Target Corporation	1,017,110,486	2,542,745,618
PARTICIPANT LOANS
49,618,401		Participant loans, interest rates ranging from 8.75% to 10.5%	—	49,618,401

	TOTAL ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR		$2,140,667,925	$3,776,856,549

* Indicates a party-in-interest to the Plan.

Target Corporation 401(k) Plan

EIN: 41-0215170
Plan #002

Schedule H, Line 4j – Schedule of Reportable Transactions

Year Ended December 31, 2001

Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Cost of Asset	Current Value of Asset on Transaction Date	Net Gain/ (Loss)
Category (iii) – Series of Transactions in Excess of 5% of Plan Assets
Target Corporation	6,942,141 units purchased in 138 transactions	246,326,196	—	246,326,196	—	—
Common Stock	10,268,404 units sold in 70 transactions	—	378,090,840	155,356,391	378,090,840	222,734,449
State Street Bank & Trust Co.	438,357,822 units purchased in 125 transactions	438,357,822	—	438,357,822	—	—
Short Term Investment	439,531,613 units sold in 120 transactions	—	439,531,613	—	439,531,613	—

There were no category (i), (ii), or (iv) transactions for the year ended December 31, 2001.